SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)
                                (Amendment No. 2)
           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)





                          ANADYS PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    03252Q408
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [X]   Rule 13d-1(b)
            [ ]   Rule 13d-1(c)
            [ ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                    1 of 10

----------------------------------------                ------------------------
CUSIP No. 03252Q408                         13G/A
----------------------------------------                ------------------------

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      1   NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Maverick Capital, Ltd. - 75-2482446
--------------------------------------------------------------------------------

      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  |_|
                                                                   (b)  |_|
--------------------------------------------------------------------------------

      3        SEC USE ONLY

--------------------------------------------------------------------------------

      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Texas
--------------------------------------------------------------------------------

       NUMBER OF          5        SOLE VOTING POWER
         SHARES
      BENEFICIALLY                 0
          EACH            ------------------------------------------------------
       OWNED BY
       REPORTING          6        SHARED VOTING POWER
      PERSON WITH
                                   0
                          ------------------------------------------------------

                          7        SOLE DISPOSITIVE POWER

                                   0
                          ------------------------------------------------------

                          8        SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------

      9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
--------------------------------------------------------------------------------

     10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       |_|
--------------------------------------------------------------------------------

     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               0%
--------------------------------------------------------------------------------

     12        TYPE OF REPORTING PERSON*

               IA
--------------------------------------------------------------------------------

         *SEE INSTRUCTIONS BEFORE FILLING OUT

                                    2 of 10

----------------------------------------                ------------------------
CUSIP No. 03252Q408                         13G/A
----------------------------------------                ------------------------

--------------------------------------------------------------------------------

      1   NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Maverick Management LLC - 75-2686461
--------------------------------------------------------------------------------

      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  |_|
                                                                   (b)  |_|
--------------------------------------------------------------------------------

      3   SEC USE ONLY

--------------------------------------------------------------------------------

      4   CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
--------------------------------------------------------------------------------

       NUMBER OF          5        SOLE VOTING POWER
         SHARES
      BENEFICIALLY                 0
          EACH            ------------------------------------------------------
       OWNED BY
       REPORTING          6        SHARED VOTING POWER
      PERSON WITH
                                   0
                          ------------------------------------------------------

                          7        SOLE DISPOSITIVE POWER

                                   0
                          ------------------------------------------------------

                          8        SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------

      9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
--------------------------------------------------------------------------------

     10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*

                                                                       |_|
--------------------------------------------------------------------------------

     11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
--------------------------------------------------------------------------------

     12    TYPE OF REPORTING PERSON*

           HC
--------------------------------------------------------------------------------

         *SEE INSTRUCTIONS BEFORE FILLING OUT

                                    3 of 10

----------------------------------------                ------------------------
CUSIP No. 03252Q408                         13G/A
----------------------------------------                ------------------------

--------------------------------------------------------------------------------

      1   NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Lee S. Ainslie III
--------------------------------------------------------------------------------

      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  |_|
                                                                   (b)  |_|
--------------------------------------------------------------------------------

      3   SEC USE ONLY

--------------------------------------------------------------------------------

      4   CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------

       NUMBER OF          5        SOLE VOTING POWER
         SHARES
      BENEFICIALLY                 0
          EACH            ------------------------------------------------------
       OWNED BY
       REPORTING          6        SHARED VOTING POWER
      PERSON WITH
                                   0
                          ------------------------------------------------------

                          7        SOLE DISPOSITIVE POWER

                                   0
                          ------------------------------------------------------

                          8        SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------

      9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
--------------------------------------------------------------------------------

     10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       |_|
--------------------------------------------------------------------------------

     11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
--------------------------------------------------------------------------------

     12    TYPE OF REPORTING PERSON*

           HC
--------------------------------------------------------------------------------

         *SEE INSTRUCTIONS BEFORE FILLING OUT


                                    4 of 10

Item 1(a)    Name of Issuer.

             Anadys Pharmaceuticals, Inc.

Item 1(b)    Address of Issuer's Principal Executive Offices.

             3115 Merryfield Row
             San Diego, CA  92121

Item 2(a)    Name of Person Filing.

             This Schedule 13G (the "Schedule 13G") is being filed on behalf of each of the following persons (each, a "Reporting Person"):

             (i)   Maverick Capital, Ltd.;

             (ii)  Maverick Capital Management, LLC; and

             (iii) Lee S. Ainslie III ("Mr. Ainslie").

             The Schedule 13G relates to Shares (as defined herein) held for the accounts of Maverick Capital, Ltd.'s clients.


Item 2(b)    Address of Principal Business Office, or, if none, Residence.

             The address of the principal business office of (i) Maverick Capital, Ltd. and Maverick Capital Management, LLC is 300 Crescent Court, 18th Floor, Dallas, Texas 75201, and (ii) Mr. Ainslie is 767 Fifth Avenue, 11th Floor, New York, New York 10153.


Item 2(c)    Citizenship or Place of Organization.

             (i)  Maverick  Capital,  Ltd. is a Texas limited  partnership;

             (ii) Maverick Capital Management,  LLC is a Texas limited liability company; and (iii) Mr. Ainslie is a citizen of the United States.

Item 2(d)    Title of Class of Securities.

             Common Stock, $0.001 par value (the "Shares").

Item 2(e)    CUSIP Number.

             03252Q408


                                    5 of 10

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

   (a)   [  ]   Broker  or dealer  registered  under  section  15 of the Act (15
                U.S.C. 78o).

   (b)   [  ]   Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

   (c)   [  ]   Insurance  company as defined in section 3(a)(19) of the Act (15
                U.S.C. 78c).

   (d)   [  ]   Investment  company registered under section 8 of the Investment
                Company Act of 1940 (15 U.S.C. 80a-8).

   (e)   [X ]   An investment advisor in accordance with ss.240.13d-1(b)
                (1)(ii)(E).

   (f)   [  ]   An employee  benefit plan or endowment  fund in accordance  with
                ss.240.13d-1(b)(1)(ii)(F).

   (g)   [X ]   A parent holding  company or control  person in accordance  with
                ss.240.13d-1(b)(1)(ii)(G).

   (h)   [  ]   A savings  association as defined in Section 3(b) of the Federal
                Deposit Insurance Act (12 U.S.C. 1813).

  (i)    [  ]   A  church  plan  that is  excluded  from  the  definition  of an investment  company  under  Section  3(c)(14) of the  Investment
                Company Act of 1940 (15 U.S.C. 80a-3).

  (j)    [  ]   Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4          Ownership.

                Ownership as of December 31, 2006 is incorporated by reference to items (5) - (9) and (11) of the cover page of the Reporting Person.

Item 5          Ownership of Five Percent or Less of a Class.

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6          Ownership of More Than Five Percent on Behalf of Another Person.

                Not applicable.

Item 7          Identification   and  Classification  of  the  Subsidiary  which
                Acquired the Security Being Reported On by the Parent Holding Company.

                Not applicable.

Item 8          Identification and Classification of Members of the Group.

                Not applicable.

                                    6 of 10

Item 9          Notice of Dissolution of Group.

                Not applicable.

Item 10         Certification.

                By signing below each of the Reporting Persons certifies that, to the best of such person's knowledge, and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2007        MAVERICK CAPITAL, LTD.

                                By: Maverick Capital Management, LLC,
                                    Its General Partner

                                    By: Lee S. Ainslie III, Manager

                                        By: /s/John T. McCafferty
                                           -------------------------------------
                                             John T. McCafferty
                                             Under Power of Attorney dated
                                             February 13, 2003

Date:  February 14, 2007        MAVERICK CAPITAL MANAGEMENT, LLC

                                By:  Lee S. Ainslie III, Manager

                                     By: /s/John T. McCafferty
                                        ----------------------------------------
                                           John T. McCafferty
                                           Under Power of Attorney dated
                                           February 13, 2003


                                    7 of 10

Date:  February 14, 2007        LEE S. AINSLIE III


                                By: /s/John T. McCafferty
                                    --------------------------------------------
                                    John T. McCafferty
                                    Under Power of Attorney dated
                                    February 13, 2003


                                    8 of 10

                                  EXHIBIT INDEX

A. Joint Filing Agreement, dated February 14, 2005, by and among Maverick Capital, Ltd., Maverick Capital Management, LLC, and Lee S. Ainslie III.


                                    9 of 10

                                                                       Exhibit A

                             Joint Filing Agreement

     The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Stock, $0.001 par value of Anadys Pharmaceuticals, Inc., dated as of February 14, 2005, is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

Date:    February 14, 2005


                        MAVERICK CAPITAL, LTD.

                        By:   Maverick Capital Management, LLC
                              Its General Partner

                              By:  Lee S. Ainslie III, Manager


                                   By: /s/John T. McCafferty
                                       -----------------------------------------
                                       John T. McCafferty
                                       Under Power of Attorney dated
                                       February 13, 2003


                        MAVERICK CAPITAL MANAGEMENT, LLC

                        By:   Lee S. Ainslie III, Manager


                              By:  /s/John T. McCafferty
                                   ---------------------------------------------
                                   John T. McCafferty
                                   Under Power of Attorney dated
                                   February 13, 2003


                        LEE S. AINSLIE III


                        By:   /s/John T. McCafferty
                              --------------------------------------------------
                              John T. McCafferty
                              Under Power of Attorney dated
                              February 13, 2003